Exhibit 10.1

September 14, 2015

Minesh Patel
708 Castle Creek Drive
Coppell, TX 75019

Dear Minesh,

This letter sets forth the terms of your severance agreement with Daegis Inc. (“Daegis”).

Although Daegis or you may terminate your employment at-will, with or without Cause, if Daegis or its successors terminate your employment without Cause or upon a Change in Control, you shall receive cash severance payments equivalent to six (6) months of your base salary then in effect on the termination date, payable as “salary continuation” in accordance with Daegis’ regular payroll cycle, commencing on the first payroll period that is 31 days following the termination date; and (2) continuation of your existing health insurance benefits for a six (6) month period, if permitted by Daegis’ health insurance plan (at the then-current contribution levels), or, if not permitted by Daegis’ health insurance plan, Daegis will reimburse you for the cost of six (6) months of COBRA health insurance continuation benefits (assuming you are COBRA-eligible.

Provision of this severance payment is contingent on your continued compliance with all Daegis confidentiality, invention assignment, and non-disclosure agreements, and your execution of a full general release, releasing all claims, known and unknown, that you may have against Daegis, arising out of or in any way related to your employment or termination of employment, on terms satisfactory to Daegis. If such a general release has not been executed and delivered and become irrevocable on or before the 30th day following your termination date, no severance payment shall be or become payable.

The following definitions apply:

“Cause” is defined as:

(1) an intentional act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of your employment with Daegis;

(2) intentional damage to Daegis’ assets;

(3) intentional disclosure of Daegis’ confidential information contrary to Company policies;

(4) intentional engagement in any competitive activity which would constitute a breach of your duty of loyalty;

(5) intentional breach of any of Daegis’ policies;

(6) the willful and continued failure to substantially perform your duties for Daegis (other than as a result of incapacity due to Disability); or

(7) willful conduct by you that is demonstrably and materially injurious to Daegis, monetarily or otherwise.

An act, or a failure to act, shall not be deemed willful or intentional, as those terms are defined herein, unless it is done, or omitted to be done, by you in bad faith or without a reasonable belief that your action or omission was in the best interest of Daegis. Failure to meet performance goals or objectives, by itself, does not constitute “Cause”. “Cause” also includes any of the above grounds for dismissal regardless of whether Daegis learns of it before or after terminating your employment.

A “Change in Control” is defined as any one of the following occurrences:

(1) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 as amended (the “Exchange Act”), other than a trustee or other fiduciary holding securities of Daegis under an employee benefit plan of Daegis, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the securities of Daegis representing more than 50% of a) the outstanding shares of common stock of Daegis or b) the combined voting power of Daegis’ then-outstanding securities; or,

(2) The sale or disposition of all or substantially all of Daegis’ assets (or any transaction having similar effect is consummated); or,

(3) Daegis is party to a merger or consolidation that results in the holders of voting securities of Daegis outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Daegis or such surviving entity outstanding immediately after such merger or consolidation; or,

(4) There occurs a sale to a “person” (as such term is defined in Section 13(d) of the Exchange Act) of securities of Daegis representing more than fifty percent (50%) of the total number of votes that may be cast for the election of directors of Daegis.

Section 409A of the Internal Revenue Code of 1986 (the “Code”). This Letter Agreement is intended to meet the requirements of Section 409A of the Code, and will be interpreted and construed consistent with that intent. For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of your employment that constitutes a “separation from service” within the meaning of the default rules of Section 409A of the Code. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment will be paid (or provided) in accordance with the following:

(i) If you are a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the Termination Date, then no such payment shall be made or commence during the period beginning on the Termination Date and ending on the date that is six (6) months following the Termination Date or, if earlier, on the date of Executive’s death. The amount of any payment that would otherwise be paid to you during this period will instead be paid on the fifteenth (15th) day of the first calendar month following the end of the period.

(ii) Payments with respect to reimbursements of expenses, including COBRA insurance premiums or legal fees shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that the reimbursement be made on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year. In no event will any reimbursement be made following the last day of the third calendar year following the year in which termination of employment occurred.

(iii) The right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments for purposes of Code Section 409A.

Please sign and date this letter below and return to me.

Sincerely, /s/ TIMOTHY P. BACCI
Timothy Bacci, CEO

Agreed and Accepted:
/s/ MINESH PATEL
Minesh Patel
September 14, 2015
Date